Exhibit 99.1

News Release Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

TAILORED BRANDS ANNOUNCES  PHASED STORE REOPENING PLANS

FREMONT, Calif. – May 7, 2020 - Tailored Brands, Inc. (NYSE: TLRD) today announced plans for a phased reopening of Men’s Wearhouse, Jos. A. Bank and K&G stores in accordance with federal, state and local guidelines in the U.S.  The Company expects to open approximately 300 stores by Memorial Day, with the first stores opening in Georgia and Texas this week.  In addition, the Company is currently reviewing plans to open its Moores Clothing for Men stores in Canada.

New safety procedures have been implemented, including temperature checks for employees, the use of hand sanitizer and masks, and social distancing protocols such as limiting the number of people in the store.  To further enhance safety and meet customers’ needs, all three U.S. brands offer contactless payment, and Men’s Wearhouse and Jos. A. Bank stores will also offer new curbside pickup.

Tailored Brands President and CEO Dinesh Lathi said, “We are pleased to bring our store teams safely back to work and to be there for our customers.  The safety and health of our employees, customers and communities remains our highest priority and will guide us through the reopening process.  Our phased approach allows us to test, learn and iterate at each step along the way.  Accordingly, we will measure customer traffic and response to determine the appropriate pace of reopening and staffing.”

Lathi added, “Throughout this difficult time, I’ve been inspired by our team members’ motivation and willingness to adapt to new safety protocols, allowing us to invite our customers back to our stores and help them look and feel their best for life’s important moments.”

The Company will continue to follow government guidelines to determine when it’s appropriate to reopen stores in additional markets across the U.S. as well as its Moores Clothing for Men stores in Canada.  Reopening store updates, hours and safety measures can be found on the store locator for our specific brand websites menswearhouse.com,  josbank.com, kgstores.com and mooresclothing.com.

Liquidity Management Actions

The Company will continue its efforts to maximize its liquidity during this phased reopening process.  As previously announced, the Company:

•	Accessed $310 million of additional borrowings from its credit facility
•	Took aggressive actions to reduce and defer operating expenses, capital expenditures and inventory purchases

•	Extended payment terms with suppliers, vendors, and landlords
•	Implemented temporary base salary reductions for officers and employees with a salary of $100,000 or more ranging from 10% to 50%, and reduced the Board of Directors cash retainer fees by 50%, and
•

Furloughed or temporarily laid off all of our store employees, most of our distribution network employees and the majority of our corporate staff (while paying both the Company and employee portions of health premiums for medical, dental and vision for affected employees).  As noted above, the Company will begin bringing back store personnel to staff an expanding number of reopened stores.

In addition, the Company expects to benefit from the Coronavirus Aid Relief and Economic Security (CARES) Act through net operating loss carrybacks, increased deductions associated with interest expense and enhanced fixed asset deductibility, payroll tax credits, and other beneficial provisions.

About Tailored Brands, Inc.

Tailored Brands is a leading omni-channel specialty retailer of menswear, including suits, formalwear and a broad selection of business casual offerings.  We help our customers look and feel their best by delivering personalized products and services through our convenient network of stores and e-commerce sites. Our brands include Men's Wearhouse, Jos. A. Bank, Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at

www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.mooresclothing.com, and www.kgstores.com.

This press release contains forward-looking information, including the Company’s statements regarding its ability to reopen stores.  Such forward-looking statements include statements relating to our plans for reopening stores. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to: public health crises, including the recent coronavirus outbreak; actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key employees; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes to our capital allocation policy; changes in demand for our retail clothing or rental products; market trends in the retail or rental business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches; legal proceedings and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

###